Exhibit 99.1

Morgan Stanley Third Quarter 2021 Earnings Results

Morgan Stanley Reports Net Revenues of $14.8 Billion, EPS of $1.98 and ROTCE of 19.6%

NEW YORK, October 14, 2021 – Morgan Stanley (NYSE: MS) today reported net revenues of $14.8 billion for the third quarter ended September 30, 2021 compared with $11.7 billion a year ago.  Net income applicable to Morgan Stanley was $3.7 billion, or $1.98 per diluted share,1 compared with net income of $2.7 billion, or $1.66 per diluted share,1 for the same period a year ago. The comparisons of current year results to prior periods were impacted by the acquisitions of E*TRADE Financial Corporation (“E*TRADE”), reported in the Wealth Management segment, and Eaton Vance Corp. (“Eaton Vance”), reported in the Investment Management segment.

James P. Gorman, Chairman and Chief Executive Officer, said, “The Firm delivered another very strong quarter, with robust revenues and improved efficiency producing an ROTCE of 20%. We had standout performance of our integrated Investment Bank and record net new assets of $135 billion in Wealth Management. Year-to-date, our successful integrations of E*TRADE and Eaton Vance have supported growth of $400 billion in net new client assets across Wealth and Investment Management, bringing our total combined client assets to $6.2 trillion.”

Financial Summary[2,3,4]
Firm ($ millions, except per share data)	3Q 2021	3Q 2020

Net revenues	$14,753	$11,721
Provision for credit losses	$24	$111
Compensation expense	$5,920	$5,086
Non-compensation expenses	$3,935	$3,037
Pre-tax income[10]	$4,874	$3,487
Net income app. to MS	$3,707	$2,717
Expense efficiency ratio[7]	67%	69%
Earnings per diluted share	$1.98	$1.66
Book value per share	$54.56	$50.67
Tangible book value per share	$40.47	$44.81
Return on equity	14.5%	13.2%
Return on tangible equity[5]	19.6%	15.0%
Institutional Securities
Net revenues	$7,495	$6,129
Investment Banking	$2,849	$1,707
Equity	$2,876	$2,311
Fixed Income	$1,640	$1,954
Wealth Management
Net revenues	$5,935	$4,654
Fee-based client assets ($ billions)[11]	$1,752	$1,333
Fee-based asset flows ($ billions)[12]	$70.6	$23.8
Net new assets ($ billions)[9]	$134.5	$51.8
Loans ($ billions)	$121.2	$91.3
Investment Management
Net revenues	$1,453	$1,056
AUM ($ billions)[13]	$1,522	$715
Long-term net flows ($ billions)[14]	$(2.3)	$10.4

Highlights
•	Firm net revenues of $14.8 billion and net income of $3.7 billion increased more than 25% year over year reflecting strong performance across all business segments and regions.

•	The Firm delivered ROTCE of 19.6% or 20.2% excluding the impact of integration-related expenses.[5,6]

•	The Firm expense efficiency ratio improved to 67% or 66% excluding the impact of integration-related expenses.[6,7]

•	Common Equity Tier 1 capital standardized ratio was 16.0%.

•	Institutional Securities net revenues of $7.5 billion reflect record Investment Banking revenues, led by advisory, continued strong performance in Equity, and solid results in Fixed Income.

•	Wealth Management delivered a pre-tax margin of 25.8% or 27.7% excluding integration-related expenses.[6,8] Results reflect record asset management revenues and continued growth in bank lending. The business added record net new assets of $135 billion[9] representing a year-to-date 10% annualized growth rate from beginning period assets.

•	Investment Management results reflect an increase in fee-based asset management revenues on AUM of $1.5 trillion.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Leslie Bazos 212-761-5352

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $7.5 billion compared with $6.1 billion a year ago. Pre-tax income was $3.0 billion compared with $2.0 billion a year ago.10

Investment Banking revenues up 67% from a year ago:

•	Record advisory revenues driven by higher completed M&A transactions.

•	Equity underwriting revenues increased from a year ago primarily from IPOs and blocks driven by more issuances and activity in a constructive market.

•
Fixed income underwriting revenues increased from a year ago driven by higher non-investment grade loan issuances on the back of increased event financing, partially offset by lower investment grade bond volumes.

Equity net revenues up 24% from a year ago:

•	Equity net revenues increased from a year ago reflecting higher results across products driven by strong client engagement in a favorable market environment, with particular strength in Asia.

Fixed Income net revenues down 16% from a year ago:

•
Fixed Income net revenues declined versus a strong prior year quarter. Results reflect a decrease in our macro businesses in a less volatile environment and lower results in our micro businesses driven by tighter bid-offer and credit spreads. The decrease was partially offset by higher revenues in commodities driven by an increase in client activity.

($ millions)	3Q 2021	3Q 2020

Net Revenues	$7,495	$6,129

Investment Banking	$2,849	$1,707
Advisory	$1,272	$357
Equity underwriting	$1,010	$874
Fixed income underwriting	$567	$476

Equity	$2,876	$2,311
Fixed Income	$1,640	$1,954
Other	$130	$157

Provision for credit losses	$24	$113

Total Expenses	$4,498	$3,968
Compensation	$2,248	$2,001
Non-compensation	$2,250	$1,967

Provision for credit losses:

•	Provision for credit losses decreased from a year ago on loans held for investment as a result of an improved macroeconomic environment.

Total Expenses:

•	Compensation expense increased from a year ago on higher revenues.

•	Non-compensation expenses increased from a year ago primarily driven by higher volume related expenses.

Wealth Management

Wealth Management reported net revenues for the current quarter of $5.9 billion compared with $4.7 billion from a year ago. Pre-tax income of $1.5 billion10 in the current quarter resulted in a reported pre-tax margin of 25.8% or 27.7% excluding the impact of integration-related expenses.6,8 The comparisons of current year results to prior periods were impacted by the acquisition of E*TRADE.

Net revenues increased 28% from a year ago:

•	Asset management revenues increased from a year ago reflecting higher asset levels driven by market appreciation and strong positive fee-based flows in the advisor-led channel.

•
Transactional revenues[15] increased 38% excluding the impact of lower mark-to-market gains on investments associated with certain employee deferred compensation plans. Results reflect incremental revenues as a result of the E*TRADE acquisition and strong client activity.

•	Net interest income increased from a year ago as a result of the E*TRADE acquisition and strong bank lending growth.

($ millions)	3Q 2021	3Q 2020

Net Revenues	$5,935	$4,654
Asset management	$3,628	$2,793
Transactional[15]	$832	$880
Net interest income	$1,348	$889
Other	$127	$92
Provision for credit losses	$0	$(2)
Total Expenses	$4,405	$3,536
Compensation	$3,159	$2,684
Non-compensation	$1,246	$852

Total Expenses:

•
Compensation expense increased from a year ago driven by higher compensable revenues and incremental compensation as a result of the E*TRADE acquisition[6] partially offset by decreases in the fair value of certain deferred compensation plan referenced investments.

•	Non-compensation expenses increased from a year ago primarily driven by incremental expenses as a result of the E*TRADE acquisition.[6]

Investment Management

Investment Management reported net revenues of $1.5 billion compared with $1.1 billion a year ago.  Pre-tax income was $370 million compared with $315 million a year ago.10 The comparisons of current year results to prior periods were impacted by the acquisition of Eaton Vance.

Net revenues increased 38% from a year ago:

•	Asset management and related fees increased from a year ago driven by incremental revenues as a result of the Eaton Vance acquisition and higher AUM.

•
Performance-based income and other revenues decreased from a year ago due to overall lower accrued carried interest in the Asia private equity business, primarily driven by an underlying public investment in one of the funds.

($ millions)	3Q 2021	3Q 2020

Net Revenues	$1,453	$1,056
Asset management and related fees	$1,470	$795
Performance-based income and other	$(17)	$261
Total Expenses	$1,083	$741
Compensation	$513	$401
Non-compensation	$570	$340

Total Expenses:

•
Compensation expense increased from a year ago primarily driven by incremental compensation expenses as a result of the Eaton Vance acquisition,[6] partially offset by lower compensation associated with carried interest.

•	Non-compensation expenses increased from a year ago primarily driven by incremental expenses as a result of the Eaton Vance acquisition.[6]

Other Matters

•	The Firm repurchased $3.6 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•	The Board of Directors declared a $0.70 quarterly dividend per share, payable on November 15, 2021 to common shareholders of record on October 29, 2021.

•
The Firm intends to early adopt the standardized approach for counterparty credit risk (SA-CCR) under Basel III in the fourth quarter. In the absence of further mitigation, our risk-weighted assets (RWAs) under the Standardized Approach could increase by $35 - $45 billion and decrease our Standardized CET1 capital ratio by approximately 120 basis points. [20]

	3Q 2021	3Q 2020
Capital[16]
Standardized Approach
CET1 capital[17,20]	16.0%	17.4%
Tier 1 capital[17]	17.6%	19.5%
Advanced Approach
CET1 capital[17]	17.1%	16.9%
Tier 1 capital[17]	18.9%	19.0%
Leverage-based capital
Tier 1 leverage[18]	7.3%	8.3%
SLR[19]	5.7%	7.4%
Common Stock Repurchases
Repurchases ($ millions)	$3,557	N/A
Number of Shares (millions)	36	N/A
Average Price	$99.44	N/A
Period End Shares (millions)	1,799	1,576
Tax Rate	23.6%	21.1%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2020 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share of $123 million and $120 million for the third quarter of 2021 and 2020, respectively.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

4 The provision for credit losses for loans and lending commitments is now presented as a separate line in the consolidated income statements.

5 Return on average tangible common equity and return on average tangible common equity excluding integration-related expenses are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average tangible common equity represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  The calculation of return on average tangible common equity excluding integration-related expenses is adjusted in both the numerator and the denominator to exclude the integration-related expenses associated with the acquisitions of E*TRADE and Eaton Vance.

6 The Firm’s third quarter results include $145 million of integration-related expenses on a pre-tax basis ($111 million after-tax) as a result of the E*TRADE and Eaton Vance acquisitions.  The integration-related expenses include $19 million in compensation expense and $126 million in non-compensation expense.  Wealth Management and Investment Management integration-related expenses include $9 million and $10 million in compensation expense, respectively, and $104 million and $22 million in non-compensation expense, respectively.

7 The Firm expense efficiency ratio of 66.8% represents total non-interest expenses as a percentage of net revenues. The Firm expense efficiency ratio excluding integration-related expenses of 65.8% represents total non-interest expenses adjusted for integration-related expenses as a percentage of net revenues. The Firm expense efficiency ratio excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

8 Pre-tax margin represents income before taxes divided by net revenues.  Wealth Management pre-tax margin excluding the integration-related expenses represents income before taxes less those expenses divided by net revenues.  Wealth Management pre-tax margin excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

9 Wealth Management net new assets represent client inflows, including dividends and interest, and asset acquisitions, less client outflows, and exclude activity from business combinations/divestitures and the impact of fees and commissions. The current quarter ended September 30, 2021 includes $43 billion of fee-based assets acquired in an asset acquisition.

10 Pre-tax income represents income before taxes.

11 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

12 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity. The current quarter ended September 30, 2021 includes $43 billion of fee-based assets acquired in an asset acquisition.

13 AUM is defined as assets under management.

14 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.

15 Transactional revenues include investment banking, trading, and commissions and fee revenues.  Transactional revenues excluding the impact of mark-to-market gains on investments associated with employee deferred cash-based compensation plans is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.

16 Capital ratios are estimates as of the press release date, October 14, 2021.

17 CET1 capital is defined as Common Equity Tier 1 capital.  The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2020 (2020 Form 10-K).

18 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

19 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $83.5 billion and $79.9 billion, and supplementary leverage exposure denominator of approximately $1.46 trillion and $1.08 trillion, for the third quarter of 2021 and 2020, respectively.  Based on a Federal Reserve interim final rule that was in effect until March 31, 2021, our SLR and supplementary leverage exposure as of September 30, 2020 reflects the exclusion of U.S. Treasury securities and deposits at Federal Reserve Banks.  The exclusion of these assets had the effect of increasing our SLR by 0.9% as of September 30, 2020.

20 The Firm intends to early adopt the standardized approach for counterparty credit risk (SA-CCR) under Basel III in the fourth quarter. SA-CCR replaces the current exposure method used to measure derivatives counterparty exposure on the Standardized Approach risk-weighted assets (RWAs) and Supplementary Leverage Ratio exposure calculations in the regulatory capital framework. In the absence of further mitigation, our RWAs under the Standardized Approach could increase by $35 - $45 billion and decrease our Standardized CET1 capital ratio by approximately 120 basis points. This preliminary impact is subject to risks and uncertainties as well as the portfolio composition as of the adoption date that may cause the actual impact to differ materially and should not be taken as a projection of what our capital ratios and RWAs will be in future periods.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Jun 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020	Change
Revenues:
Investment banking	$3,013	$2,560	$1,826	18%	65%	$8,413	$5,239	61%
Trading	2,861	3,330	3,150	(14%)	(9%)	10,416	10,754	(3%)
Investments	45	381	346	(88%)	(87%)	744	659	13%
Commissions and fees	1,280	1,308	1,037	(2%)	23%	4,214	3,499	20%
Asset management	5,201	4,973	3,664	5%	42%	14,572	10,346	41%
Other	290	342	212	(15%)	37%	916	221	*
Total non-interest revenues	12,690	12,894	10,235	(2%)	24%	39,275	30,718	28%

Interest income	2,351	2,212	2,056	6%	14%	7,000	7,917	(12%)
Interest expense	288	347	570	(17%)	(49%)	1,044	3,475	(70%)
Net interest	2,063	1,865	1,486	11%	39%	5,956	4,442	34%
Net revenues	14,753	14,759	11,721	--	26%	45,231	35,160	29%

Provision for credit losses	24	73	111	(67%)	(78%)	(1)	757	*

Non-interest expenses:
Compensation and benefits	5,920	6,423	5,086	(8%)	16%	19,141	15,404	24%

Non-compensation expenses:
Brokerage, clearing and exchange fees	825	795	697	4%	18%	2,530	2,153	18%
Information processing and communications	788	765	616	3%	28%	2,286	1,768	29%
Professional services	734	746	542	(2%)	35%	2,104	1,526	38%
Occupancy and equipment	427	414	373	3%	14%	1,246	1,103	13%
Marketing and business development	146	146	78	--	87%	438	273	60%
Other	1,015	831	731	22%	39%	2,703	2,188	24%
Total non-compensation expenses	3,935	3,697	3,037	6%	30%	11,307	9,011	25%

Total non-interest expenses	9,855	10,120	8,123	(3%)	21%	30,448	24,415	25%

Income before provision for income taxes	4,874	4,566	3,487	7%	40%	14,784	9,988	48%
Provision for income taxes	1,150	1,054	736	9%	56%	3,380	2,221	52%
Net income	$3,724	$3,512	$2,751	6%	35%	$11,404	$7,767	47%
Net income applicable to nonredeemable noncontrolling interests	17	1	34	*	(50%)	66	156	(58%)
Net income applicable to Morgan Stanley	3,707	3,511	2,717	6%	36%	11,338	7,611	49%
Preferred stock dividend	123	103	120	19%	3%	364	377	(3%)
Earnings applicable to Morgan Stanley common shareholders	$3,584	$3,408	$2,597	5%	38%	$10,974	$7,234	52%

The End Notes are an integral part of this presentation.  Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sep 30, 2021	Jun 30, 2021	Sep 30, 2020	Jun 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020	Change

Financial Metrics:

Earnings per basic share	$2.01	$1.88	$1.68	7%	20%	$6.11	$4.68	31%
Earnings per diluted share	$1.98	$1.85	$1.66	7%	19%	$6.02	$4.62	30%

Return on average common equity	14.5%	13.8%	13.2%			15.1%	12.6%
Return on average tangible common equity	19.6%	18.6%	15.0%			19.7%	14.3%

Book value per common share	$54.56	$54.04	$50.67			$54.56	$50.67
Tangible book value per common share	$40.47	$40.12	$44.81			$40.47	$44.81

Excluding integration-related expenses
Adjusted earnings per diluted share	$2.04	$1.89	$1.66	8%	23%	$6.15	$4.62	33%
Adjusted return on average common equity	15.0%	14.1%	13.2%			15.4%	12.6%
Adjusted return on average tangible common equity	20.2%	19.0%	15.0%			20.2%	14.3%

Financial Ratios:

Pre-tax profit margin	33%	31%	30%			33%	28%
Compensation and benefits as a % of net revenues	40%	44%	43%			42%	44%
Non-compensation expenses as a % of net revenues	27%	25%	26%			25%	26%
Firm expense efficiency ratio	67%	69%	69%			67%	69%
Firm expense efficiency ratio excluding integration-related expenses	66%	68%	69%			67%	69%
Effective tax rate	23.6%	23.1%	21.1%			22.9%	22.2%

Statistical Data:

Period end common shares outstanding (millions)	1,799	1,834	1,576	(2%)	14%
Average common shares outstanding (millions)
Basic	1,781	1,814	1,542	(2%)	15%	1,797	1,546	16%
Diluted	1,812	1,841	1,566	(2%)	16%	1,824	1,565	17%

Worldwide employees	73,620	71,826	63,051	2%	17%

Notes:
-	For the quarters ended September 30, 2021 and June 30, 2021, Firm results include pre-tax integration-related expenses of $145 million and $90 million ($111 million and $69 million after‐tax) respectively, reported in the Wealth Management and Investment Management business segments. The nine months ended September 30, 2021 results include pre-tax integration-related expenses of $310 million ($238 million after‐tax).
-	The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.